Exhibit 99.1

[LOGO]	Mellon	News Release

	Contact: Ken Herz	Corporate Affairs
	(412) 234-0850	One Mellon Center
Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

DAVID F. LAMERE NAMED TO MELLON'S EXECUTIVE MANAGEMENT GROUP

PITTSBURGH, August 6, 2001—David F. Lamere has been named to Mellon Financial Corporation's now eight-member Executive Management Group, the most senior management body, which sets corporate strategies and policies and oversees day-to-day operations. In addition, he has been named to head all of Mellon's private client services, which consist of Mellon Private Asset Management, Private Banking, Private Mortgage and Mellon United National Bank.

        "Dave is a seasoned professional who can now bring his experience and considerable talents to a larger role," said Martin G. McGuinn, Mellon chairman and chief executive officer. "His elevation to the Executive Management Group demonstrates both the importance of our private client businesses and the management depth that we have."

        Lamere noted that Mellon's private client strategy is "to continue the strong growth of each of our businesses by delivering excellence in investment management, wealth management and banking services to our clients."

        Underscoring Mellon's increased focus on its private client businesses, Lamere will coordinate all of its nationally recognized investment, wealth management and Private Banking services for high net worth individuals and families, family offices, endowments, foundations and charitable gift programs. Lamere, who is based in Boston, remains chairman and chief executive officer of Mellon New England.

        Lamere came to Mellon in 1993 with its acquisition of The Boston Company, where he held several senior management positions. Before joining The Boston Company, he was president of the Shearson Lehman Trust Company.

        Lamere is a director on the boards of Laurel Capital Advisors LLP, Mellon United National Bank and Newton Management Ltd., London. In addition, he is chairman of the board for Mellon Trust of New York, Mellon Trust of California, and Mellon Private Trust Company, National Association. He also is on the Board of Trustees at the New England Aquarium and is a member of the Massachusetts Business Roundtable. He earned a bachelor's degree in finance from Babson College.

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting services and administration, and shareholder services, and offers a comprehensive array of financial services for affluent individuals and corporations. Mellon has more than $2.8 trillion in assets under management, administration or custody, including more than $585 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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